Exhibit 99.1

First Reliance Announces Year End Pre-Tax Income of $2.7 Million - Up 43%

          FLORENCE, S.C., Jan. 23 /PRNewswire-FirstCall/ -- Reliance Bancshares, Inc., (OTC Bulletin Board: FSRL), the holding company for First Reliance Bank, reported unaudited pre-tax income for the year ended December 31, 2005 of $2,736,962, an increase of $827,730, or 43%, over the $1,909,232 reported for the year ended December 31, 2004. Unaudited net income increased 45%, to $1,947,546 as compared to $1,338,699 reported in the prior-year period. Earnings benefited from strong growth in both net interest income and non- interest income. Specifically, interest income increased 74% to $23.1 million for the year ended December 31, 2005, while non-interest income increased by 36% to $3.2 million. Basic earnings per share were $0.60, an increase of $0.08 from $0.52 reported in the prior-year period. The earnings per share for the year ending December 31, 2005 is based on average shares of 3,436,750 compared to 2,580,251 shares reported in the prior-year period.

          Net Income for the three months ended December 31, 2005 was $642,116, an increase of $305,098, or 91% from the level reported in the prior year three- month period. As was the case with the year-end results, the higher profitability was driven primarily by higher interest income, which increased 62%, and non-interest income, which increased 57%. Basic earnings per share were $0.20 compared to $0.15 for the prior-year period, an increase of $0.05.

          At December 31, 2005, total assets were $403.1 million, an increase of $118.1 million, or 41% over the $285.0 million reported for December 31, 2004. Loans increased $73.1 million, or 31% to $311.5 million, funded primarily by growth in deposits. Deposits increased to $334.4 million, up 48% from $225.5 million reported the prior year period.

          President and Chief Executive Officer, Rick Saunders commented, “This is a lifting time for our Company and we are excited about the outstanding results produced throughout the organization. At First Reliance Bank, Low Cost/No Cost deposit growth was the fuel for that excitement.  We were able to grow that segment over 32% for the year and that allowed us to validate our continued investment in our retail strategy.  Our deposit trends allow us to leverage our service strategy in order to expand our lucrative loan portfolio.  We increased our asset size from 2004 to 2005, in part due to our expansion into the Charleston, SC market.  However, our organic same store growth was substantial averaging about 40% for the existing three branches.

          “Continuing to focus on superior service and delivery will be the focus in 2006.  We have set a goal to measure everything we do against our Easy-To-Do- Business-With(TM) standard.  We have seen customers respond to our approach and have rewarded us with a customer satisfaction rating of 94%, where 81% of the respondents scored us in the highest category.  Our associates continue to over-perform at every opportunity.  We look forward to 2006 as we have set our goals high, as in the past.  I feel fortunate to be part of this wonderful ride.”

          2005 highlights include:
          The Company’s one bank subsidiary, First Reliance, has been recognized for its success, including being the only bank ever to be named to The Top 25 Fastest Growing Companies(TM) in South Carolina three times including 2005 (ElliottDavis.)  First Reliance Bank operates in five locations with Totally Free Checking, Totally Free Business, free coin machines, $500 Service Promises and 8-8 Extended Hours in their Florence location.

          Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $403.1 million in assets as of December 31, 2005. First Reliance Bank, which was opened in 1999, is the Company’s sole operating subsidiary. The bank, which serves as one of the only locally owned and operated banks in the Florence area, maintains two branch locations and a Technology Center in Florence, SC.  In addition, the bank’s aggressive planned growth strategy resulted in expansion into the Columbia, SC market where they opened a Lexington regional facility in 2004. In March of 2005, the Charleston regional office was opened in historic downtown Charleston, SC.  Their newest facility, opened in the 3rd quarter of 2005, will serve the Mt. Pleasant, SC community.  During the fourth quarter, the bank acquired its third Charleston branch site located at 2031 Sam Rittenberg Blvd., Charleston, SC, and plans to open this location in 2006. Additional branch expansions over the next 24 months include new sites located in North Charleston, the Midlands Region and the Upstate Region.   The Company’s stock is traded on the OTC Bulletin Board under the symbol “FSRL.”  Information about the Company is available on our website at www.firstreliance.com.

          This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

          Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

          We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

          Contact Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer, (843) 674-3250

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	Twelve Months Ended December 31		Three Months Ended December 31

	2005	2004	2005	2004

	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Interest Income Loans and Fees	21,238,443	12,094,388	5,990,798	3,771,425
Taxable Securities	770,863	723,439	240,890	186,200
Nontaxable Securities	553,993	415,347	153,070	118,285
Federal Funds Sold and Other	569,662	57,307	265,572	28,684
Total	23,132,961	13,290,481	6,650,330	4,104,594
Interest Expense Deposits	7,583,234	1,870,930	2,323,896	(508,913)
FHLB Advances	988,841	1,627,009	217,865	1,266,085
Federal Funds Purchased and Repurchase Agreements	100,656	563,129	37,583	550,065
Total	8,672,730	4,061,068	2,579,343	1,307,237
Net Interest Income	14,460,231	9,229,413	4,070,987	2,797,357
Provision for loan losses	(1,811,317)	(1,361,762)	(794,772)	(515,000)
Net Interest Income after provision	12,648,914	7,867,651	3,276,215	2,282,357
Noninterest Income
Residential mortgage origination fees	1,261,438	584,023	414,190	177,015
Service charges on deposit accounts	1,357,214	1,231,759	336,806	336,468
Brokerage fees	160,569	131,626	38,275	27,898
Gain on sale of securities available for sale	0	5,971	0	2,163
Gain (loss) on Sale of Other Real Estate	(66,815)	(55,966)	0	(61,413)
Gain (loss) on Sale of Fixed Assets	(287)	(20,000)	0	(20,000)
Credit life insurance commissions	32,606	82,090	10,008	15,367
Other charges, commissions and fees	496,862	420,020	129,618	114,508
Total	3,241,587	2,379,523	928,897	592,006
Noninterest Expense
Salaries and employee benefits	7,136,376	4,874,035	1,649,569	1,387,660
Occupancy expense	919,584	425,686	276,746	148,848
Furniture and equipment expense	712,309	616,186	188,447	170,018
Other operating expenses	4,385,270	2,422,035	1,196,722	685,094
Total	13,153,539	8,337,942	3,311,484	2,391,620
Income before tax	2,736,962	1,909,232	893,628	482,743
Income tax expense	789,416	570,533	251,512	145,725
Net Income	1,947,546	1,338,699	642,116	337,018
Basic earnings per share	$0.60	$0.52	$0.20	$0.15
Diluted earnings per share	$0.57	$0.48	$0.18	$0.14

First Reliance Bancshares, Inc.
Balance Sheet

	December 31 2005	December31 2004

	Unaudited	Audited
Assets:
Cash and Cash Equivalents
Cash and Due Froms	7,264,897	3,803,535
Federal funds sold	22,442,000	1,042,000
Total cash and cash equivalents	29,706,897	4,845,535
Investment securities
Securities available for sale	37,121,479	28,567,666
Nonmarketable equity securities	1,745,850	1,714,700
Investment in Jr Subordinated Debt	310,000	0
Total investment securities	39,177,329	30,282,366
Loans held for sale	7,994,603	1,332,890
Loans receivable	311,544,385	238,362,092
Less allowance for loan losses	(3,419,368)	(2,758,225)
Loans, net	308,125,017	235,603,867
Premises, furniture, and equipment, net	10,020,537	5,891,402
Accrued interest receivable	2,233,648	1,458,673
Other real estate owned	345,550	320,598
Other assets	5,478,209	5,235,552
Total Assets	403,081,791	284,970,883
Liabilities:
Deposits:
Noninterest bearing transaction accounts	39,222,574	27,560,581
Interest bearing transaction accounts	29,437,107	15,525,590
Savings	79,663,175	46,299,198
Time deposits $100,000 and over	113,268,921	93,975,912
Other time deposits	72,845,121	42,132,546
Total deposits	334,436,898	225,493,827
Securities sold under agreements to repurchase	3,859,904	3,061,903
Federal funds purchased	0	0
Advances from Federal Home Loan Bank	23,500,000	27,900,000
Junior Subordinated Debentures	10,310,000	0
Accrued interest payable	490,209	742,017
Other liabilities	834,145	414,487
Total Liabilities	373,431,155	257,612,234
Shareholders’ Equity:
Common Stock	33,061	32,039
Capital Surplus	24,127,329	23,428,034
Treasury Stock	(9,896)	(7,396)
Retained Earnings	5,611,847	3,664,301
Accumulated other comprehensive income	(111,706)	241,671
Total Equity	29,650,636	27,358,649
Total Liabilities and Shareholders Equity	403,081,791	284,970,883

  SOURCE  First Reliance Bancshares, Inc.
          -0-                                                          01/23/2006
          /CONTACT:  Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of First Reliance Bank, +1-843-674-3250, or jpaolucci@firstreliance.com /
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